Exhibit 10.1

Memorandum of Understanding

This Memorandum of Understanding (“MOU”) is made by and between South American Gold Corp. (“SAGD”) and BMZ, Ltd. Co. (“BMZ”) a private company whose manager is Alan Gilda,

Whereas, BMZ  owns and controls the Kelly Project (“Project”) which is further described in Exhibit A,

Whereas SAGD seeks to explore and earn-in an eighty percent participating interest in the project,

Therefore, MOU and BMZ agree to enter into this MOU and in good faith implement its contemplated terms into a definitive agreement within 180 days of the effective date of this MOU,

1.	Duration : This agreement will be for 180 days from the date of the effective date and may be extended only upon the written authorization of SAGD and BMZ.

2.	Authority : Alan Gilda warrants that he has the authority to bind BMZ and any other interests in the Project to the terms of this MOU and contemplated definitive agreement.

3.	Terms and Conditions : SAGD and BMZ agree that SAGD can earn a eighty percent participating interest in the Project by :

(a.)
Paying within180 days of the signing of this MOU $5,000 which will be payable in cash or the issuance of restricted shares of SAGD at the market bid price, or the equivalent in restricted preferred shares of SAGD, subject to an subscription agreement signed by BMZ and acceptable to SAGD.

(b.)
SAGD agrees to an initial work commitment of $5,000 in 2013, and upon mutual agreement of an exploration plan for 2014, an increased work commitment of at least $25,000 is expected for 2014, and $40,000 per year thereafter.

(c.)	SAGD agrees that work commitment will include consulting services to be provided by Mr. Alan Gilda.

(d.)
The parties in good faith agree to enter into a definitive agreement with a duration of 10 years, with a work commitment for this period of $350,000 and an annual minimum advance royalty payments of $5,000 per year in cash, common shares or preferred shares, at SAGD’s option, for SAGD to earn a 80% interest in the project. Should a mutually agreed upon definitive agreement not be agreed on and implemented within the effective date of this agreement, the payment referred to above in section (a) shall be non-refundable.

4.	Effective Date : May 1, 2013.

5.	SAGD will be responsible for all property maintenance fees, estimated to not exceed $2,200 annually, based on BLM's current annual claim maintenance fee rate.

6.
SAGD will pay a 5% Royalty on Net Smelter Return from production on the property up to the first $1 million in revenue from said production, decreasing to a 3% royalty on any production revenues over $1 million per year.  This royalty may be purchased by SAGD at any time for $500,000.

7.	SAGD may purchase full ownership of the project at any time for a payment of $1 million.

For SAGD :

By:  /s/  Raymond DeMotte
               Raymond De Motte,
               CEO

For  GMRV :

By: /s/   Alan Gilda
               Alan Gilda, Manager.BMZ, Ltd. Co.

For  Alan Gilda :

By: /s/  Alan Gilda
              Alan Gilda, An Individual

Kelly Project

Marysville, Montana

C
D
B
A
E

Claims

A=Kelly_I Lode
B=Kelly West Lode
C=Millennium Silver Lode
D=Girlie Boy Lode
E=DWS Group

Exhibit A

Kelly Project consists of the following fourteen (14) unpatented lode mining claims located in the Marysville Mining District, Marysville, Montana:

Claim Name	LM Recording No.

Kelly I Lode	MMC 220240
Kelly-West Lode	MMC220241
Millennium Silver Lode	MMC220242
Girlie Boy Lode	MMC 220243
St Thomas Lode	MMC 204579
St Luke Lode	MMC 209878
Dowser Lode	MMC 212172
Dowser-East Lode	MMC 212171
Dowser-West Lode	MMC 222851
DW-1	MMC 222850
DW-2	MMC 222847
DW-3	MMC 222848
DW-4	MMC 222849
DW-5	MMC 220239

A - 1